Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE AUGUST 1, 2016

RLJ Lodging Trust Announces the Appointment of

Ross H. Bierkan as President and Chief Executive Officer

and Leslie D. Hale as Chief Operating Officer

BETHESDA, Md. — (BUSINESS WIRE) — August 1, 2016 Robert L. Johnson, Executive Chairman of RLJ Lodging Trust (the “Company”) (NYSE:RLJ), today announced that the Board of Trustees (the “Board”) has appointed Ross H.  Bierkan as President and Chief Executive Officer (“CEO”) of the Company and Leslie D. Hale as Chief Operating Officer (“COO”) of the Company.  In addition, Mr. Bierkan has been elected to the Company’s Board of Trustees.

Mr. Bierkan was initially appointed as interim President and Chief Executive Officer in May 2016 following the departure of Thomas J. Baltimore, Jr.  In response to Mr. Bierkan’s appointment, Robert L. Johnson, Executive Chairman of the Company said, “I have known Ross for over 17 years.  He was a principal participant with Tom and me in the founding of RLJ Development, LLC and he continued to play a strategic role in our movement towards the creation of RLJ Lodging Trust.  Ross is exceptionally prepared as an executive based on his deep knowledge of the hotel industry and the confidence that the Board and management team have in his leadership as CEO of RLJ Lodging Trust.  I am convinced that Ross will continue to grow the Company as Tom did with an intense focus on maximizing shareholder value.”

Mr. Bierkan has served as the Company’s Chief Investment Officer since the Company’s formation in 2011 and will continue to serve in that role for the time being.  Mr. Bierkan served as a Principal and Executive Vice President of the Company’s predecessor, RLJ Development, LLC, from 2000 until the Company’s formation.  Previously, Mr. Bierkan was an original member and senior executive of The Plasencia Group, a hospitality transaction and consulting group.  Prior to joining The Plasencia Group, Mr. Bierkan worked with Grubb and Ellis Real Estate, a commercial real estate brokerage firm, and held various operational and sales management positions for Guest Quarters Hotels (now the Doubletree Guest Suites).

Ms. Hale will serve in the dual role of Chief Operating Officer and Chief Financial Officer (“CFO”) of the Company.  She will continue to oversee all financial matters, investor relations, and remain significantly involved in the daily operations of the Company. In her dual role, Ms. Hale’s responsibilities will be expanded to include the management of the Company’s operating platform, primarily comprising the Asset Management and Design and Construction functions.

“Leslie, like Ross, has been an integral part of the RLJ success story for over 11 years,” commented Mr. Johnson.  “She demonstrated in her role as CFO that she commands the knowledge and expertise needed to develop, execute, and communicate the RLJ Lodging Trust financial strategy.  As a result of her efforts, we have created one of the best balance sheets in the lodging REIT sector, while also enhancing the Company’s commitment to transparency and integrity. In her expanded role as COO, I am certain that she will continue to be an invaluable asset to Ross and the entire Company.”

Ms. Hale joined RLJ Development, LLC the Company’s predecessor, in 2005 as its Director of Real Estate and Finance and was promoted to Vice President in 2006. In 2007, she was promoted to Chief Financial Officer and Senior Vice President and, in 2013, she was promoted to Executive Vice President.  Prior to Ms. Hale’s tenure at RLJ, she held several positions within General Electric Capital Corporation (“GE”), including Vice President in the Mergers and Acquisitions Group of GE Commercial Finance and Associate Director in the GE Real Estate — Strategic Capital Group. Before GE, Ms. Hale was an investment banker at Goldman, Sachs & Co.

About RLJ Lodging Trust:  RLJ Lodging Trust is a self-advised, publicly traded real estate investment trust focused on acquiring premium-branded, focused-service and compact full-service hotels.  The Company owns 125 hotels with nearly 21,000 rooms across 21 states and the District of Columbia.

Forward Looking Statements

Certain statements in this press release, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally are identified by the use of the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “plan,” “may,” “will,” “will continue,” “intend,” “should,” “may” or similar expressions. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, beliefs and expectations, such forward-looking statements are not predictions of future events or guarantees of future performance and our actual results could differ materially from those set forth in the forward-looking statements. Some factors that might cause such a difference include the following: the current global economic uncertainty, increased direct competition, changes in government regulations or accounting rules, changes in local, national and global real estate conditions, declines in the lodging industry, seasonality of the lodging industry, risks related to natural disasters, such as earthquakes and hurricanes, hostilities, including future terrorist attacks or fear of hostilities that affect travel, our ability to obtain lines of credit or permanent financing on satisfactory terms, changes in interest rates, access to capital through offerings of our common and preferred shares of beneficial interest, or debt, our ability to identify suitable acquisitions, our ability to close on identified acquisitions and integrate those businesses and inaccuracies of our accounting estimates. A discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. Given these uncertainties, undue reliance should not be placed on such statements. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact: Leslie D. Hale, Chief Financial Officer and Chief Operating Officer — (301) 280-7774

Media Contact: Michelle Curtis, Executive Assistant to Executive Chairman — (301) 280-7701

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http://rljlodgingtrust.com